Exhibit 99.1

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS YEAR-END RESULTS

AND A CASH DIVIDEND

HONOLULU, HAWAII, December 12, 2005 -- Barnwell Industries, Inc., (ASE-BRN) today reported net earnings of $1,803,000 ($0.21 per share – diluted, split-adjusted) for the quarter ended September 30, 2005, as compared to net earnings of $870,000 ($0.10 per share – diluted, split-adjusted) for the quarter ended September 30, 2004. For the year ended September 30, 2005, Barnwell reported net earnings of $6,027,000 ($0.70 per share – diluted, split-adjusted), as compared to net earnings of $8,710,000 ($1.03 per share – diluted, split-adjusted) for the year ended September 30, 2004.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Fiscal 2005 was Barnwell’s third best year of net earnings in its 49 year history. This was due to record earnings in our oil and natural gas segment and positive results in our two other divisions, land investment and contract drilling. Oil and natural gas revenues increased $8,884,000 or 37% over fiscal 2004 primarily as a result of higher natural gas and oil prices. Net earnings in fiscal 2005 were less than in fiscal 2004 as fiscal 2004 net earnings included the receipt of an $11,550,000 closing payment from the sale of an interest in leasehold land in February 2004 and deferred income tax benefits of $1,740,000 due to the enactment of reductions in Canadian income tax rates. In addition, net earnings were less than in fiscal 2004 because of an increase in stock appreciation rights expense, after income taxes, of $1,608,000 in fiscal 2005 as compared to fiscal 2004 resulting from an increase in the market price of Barnwell’s stock.

“Net revenues and earnings increased for the fourth quarter due to increases in prices of natural gas, oil and natural gas liquids as compared to the prior year’s fourth quarter. For the year ended September 30, 2005, Barnwell’s natural gas, oil and natural gas liquids prices all increased significantly and natural gas production increased 7% as compared to the prior year.

“Fiscal 2005 has been a sterling year for Barnwell encompassing its first ever stock split, a two-for-one split distributed on January 28, 2005. At the beginning of fiscal 2006 Barnwell had its second stock split, a three-for-one split distributed on November 14, 2005. Additionally, we were pleased to report in November 2005 that Kaupulehu Developments, Barnwell’s 77.6%-owned land development partnership, received $2,875,000 for the fifth and a portion of the sixth of ten scheduled option payments related to its development rights. Also, in 2005, WB KD Acquisition LLC (“WB”) received Federal and State of Hawaii approvals to begin marketing the first phase of 38 lots of the first increment of 80 single-family lots on property bordering the Pacific Ocean. WB acquired Kaupulehu Developments’ leasehold interests in the property in the aforementioned February 2004 transaction.  WB has excavated, processed

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Barnwell Industries, Inc.

December 12, 2005

IMMEDIATE RELEASE

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and placed material on the single-family lots bringing a majority of the first phase of 38 lots to finished grade.”

Barnwell Industries also announced today that its Board of Directors has declared a cash dividend of $0.025 per share payable January 4, 2006, to stockholders of record on December 20, 2005.

The information contained in this press release contains “forward-looking statements,” which are statements related to future, not past events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “seeks,” “will,” and similar expressions. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risks and uncertainties that may affect our operations, markets, products, services, and prices, as described in our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. Accordingly, there is no assurance that our expectations will be realized. We assume no obligation to update any forward-looking statements contained in this press release as the result of new information or future events or developments except as required by applicable law.

COMPARATIVE OPERATING RESULTS

	(Audited)		(Unaudited)
	Year ended		Three months ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenues	$ 44,210,000	$ 38,540,000	$ 11,687,000	$ 8,420,000

Net earnings	$ 6,027,000	$ 8,710,000	$ 1,803,000	$ 870,000

Earnings per share – basic (split-adjusted)	$ 0.74	$ 1.10	$ 0.22	$ 0.11

Earnings per share – diluted (split-adjusted)	$ 0.70	$ 1.03	$ 0.21	$ 0.10

Weighted average shares
and equivalent shares
outstanding (split-adjusted):
Basic	8,152,531	7,943,682	8,169,060	7,985,442

Diluted	8,643,032	8,441,372	8,710,150	8,460,305